NEWS RELEASE

1583 S. 1700 E. ● Vernal, UT 84078 ● (435)789-0594

FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Achieves $2.3 million in Revenue for Fourth Quarter 2016

VERNAL, UT, March 10, 2017 — Superior Drilling Products, Inc. (NYSE MKT: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today reported financial results for the fourth quarter and full year ended December 31, 2016.

Troy Meier, Chairman and CEO of Superior Drilling Products, noted, “Given the severely weak conditions of the oil & gas industry in the first half of 2016, the year was certainly a challenge for SDP, but we ended the year in a much better position than the way the year began.

Highlights of the year included:

●	We made a major shift in our go-to-market strategy for our flagship well bore conditioning tool, the Drill-N-Ream® and have had great success with our channel partner.

●	We advanced our Strider™ oscillation system technology with our Coiled Tubing Strider tool, which was commercialized in January 2017.

●	The oil & gas industry began to strengthen in the latter part of the year, driving improvement in contract services revenue.

●	We stabilized our balance sheet by restructuring our debt and raising additional capital.

Given our significant progress, we have had a good start to 2017. We are encouraged by the market’s reception of our technologies and expect this to be a year of growth.”

Fourth Quarter 2016 Financial Summary

($ in thousands,except per share amounts)

			Y/Y	Y/Y %		Seq.	Seq. %
	Q4 2016	Q4 2015	Change	Change	Q3 2016	Change	Change
Tool sales/rental	1,451	1,673	(222)	(13.2)%	1,726	(275)	(15.9)%
Other related tool revenue	342	87	255	NM	119	223	187.8%
Tool Revenue	1,794	1,760	34	1.9%	1,845	(51)	(2.8)%
Contract Services	539	972	(433)	(44.5)%	417	122	29.3%
Total Revenue	$2,333	$2,733	(400)	(14.6)%	$2,261	71	3.2%
Operating loss	(2,195)	(9,262)	7,067	76.3%	(963)	(1,232)	127.9%
Net loss	$(2,596)	$(9,236)	6,641	71.9%	$(1,173)	(1,423)	121.2%
Diluted loss per share	$(0.11)	$(0.53)	$0.42	79.6%	$(0.07)	(0.04)	NM

Compared with the prior-year period, revenue of $2.3 million declined because of weak market conditions in the oil & gas industry. Sequentially, revenue was up 3% over the trailing third quarter of 2016 as the market has been improving.

Tool revenue was $1.8 million in the quarter relatively unchanged when compared with the 2015 fourth quarter and the trailing third quarter. Tool sales/rental in the fourth quarter of 2016 was comprised primarily of tool sales, whereas the mix in the 2015 fourth quarter was mostly related to tool rental. The change in the mix of tool revenue reflects the Company’s strategic shift in its business model from a tool rental company to a designer and manufacturer of innovative technology delivered through distributors and oil field service companies. The decline in tool sales/rental revenue from the trailing third quarter reflects the slowing of tool purchases as the Company’s channel partner is managing its fleet. Other related tool revenue includes maintenance and royalty fees.

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Superior Drilling Products, Inc. Achieves $2.3 million in Revenue for Fourth Quarter 2016

March 10, 2017

Contract Services revenue was $539 thousand, down from the prior-year period due to market conditions. The decline was the direct result of a 22% reduction in the average number of drill rigs operating in the U.S. market in the fourth quarter of 2016 compared with 2015. When compared with the trailing third quarter, contract services revenue increased by $122 thousand, or 29%, as the average number of drill rigs operating increased 23% from the trailing third quarter to the fourth quarter. Contract services is primarily the refurbishment of drill bits for an exclusive customer for which the Company is contracted to service the Rocky Mountain region, which includes the hard-hit Bakken formation and the rest of the Rockies, California and Alaska.

Net loss of $2.6 million improved approximately 70% over the prior-year period. Significant changes in the Company’s operating structure and business model enabled this improvement while facing the decline in revenue. Included in the net loss for the fourth quarter of 2016 were pre-tax asset impairment charges of $1.1 million comprised of an $840 thousand impairment for property subsequently sold, an $18 thousand loss on the sale of property and a $211 thousand write-down of obsolete inventory. The fourth quarter of 2015 included a pre-tax goodwill impairment charge of
$7.8 million.

Fourth Quarter 2016 Operational Review

($ in thousands)			Y/Y	Y/Y %		Seq.	Seq. %
	Q4 2016	Q4 2015	Change	Change	Q3 2016	Change	Change
Cost of revenue	$1,148	$1,592	$(444)	(27.9)%	$972	176	18.1%
As a percent of sales	49.2%	58.3%			43.0%	0	14.5%
Selling, general & administrative	$1,627	$1,307	$319	24.4%	$1,320	307	23.3%
As a percent of sales	69.7%	47.8%			58.4%	0	19.5%
Depreciation & amortization	$912	$1,293	$(380)	(29.4)%	$932	(20)	(2.2)%

The 28% reduction in cost of revenue as a percent of sales compared with the prior-year period reflects the Company’s new business structure and the effectiveness of several significant cost reduction initiatives, including measurable headcount reductions and elimination of the rental tool operating infrastructure. Sequentially, cost of revenue included a $211 thousand asset impairment charge for obsolete OrBit tool inventory.

The 24% increase in selling, general and administrative expense (SG&A), which includes research and engineering, compared with the prior-year was due to both increases in engineering costs related to commercialization of the Coiled Tubing Strider tool and higher professional fees associated with the sale of equity in the fourth quarter.

Adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization, non-cash stock compensation expense and unusual items, was about breakeven at $67 thousand. This was down from $257 thousand in the prior-year period and $176 thousand in the trailing third quarter due primarily to higher engineering costs and professional fees. The Company believes that when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance. See the attached tables for important disclosures regarding SDP’s use of adjusted EBITDA, as well as a reconciliation of net income to adjusted EBITDA.

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Superior Drilling Products, Inc. Achieves $2.3 million in Revenue for Fourth Quarter 2016

March 10, 2017

($ in thousands,except per share amounts)

	2016	2015	Change	%Change
Revenue	$7,153	$12,706	(5,553)	(43.7)%
Cost of revenue	4,473	6,618	(2,145)	(32.4)%
As a % of sales	62.5%	52.1%
Selling, general & administrative	5,776	7,014	(1,238)	(17.6)%
As a % of sales	80.7%	55.2%
Depreciation & amortization	4,291	4,819	(527)	(10.9)%
Operating expenses	14,540	18,451	(3,910)	(21.2)%
Impairment of property/goodwill	840	7,803
Total operating expenses	15,381	26,253
Operating loss	(8,228)	(13,547)	5,319	39.3%
Net loss	$(9,111)	(14,456)	5,345	37.0%
Diluted loss per share	$(0.47)	$(0.83)	0.36	43.2%

Full Year 2016 Review

Lower revenue for 2016 was the result of the significant decline in drill rigs, due to the contraction of the oil and gas industry. Tool revenue of $5.5 million decreased by 29%, or $2.3 million, from the prior-year period. Tool revenue was comprised of $4.9 million in tool sales/rental and $556 thousand in other related revenue. Contract Services revenue was $1.7 million, down by 66%, or $3.3 million, when compared with the prior-year period due to the significant decline in drill bit refurbishment.

During the year, the Company reduced costs through reduction in staffing, productivity improvements and several other initiatives to preserve cash while continuing to make investments in new technology. The change in business model also resulted in a $1.2 million annualized reduction in costs for the sales organization.

Adjusted EBITDA was a $1.5 million loss, compared with adjusted EBTIDA of $59 thousand in 2015, mostly due to the decline in revenue. The Company believes that when used in conjunction with measures prepared in accordance with GAAP, adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance. See the attached tables for important disclosures regarding SDP’s use of adjusted EBITDA, as well as a reconciliation of net income to adjusted EBITDA.

Balance Sheet and Liquidity

Cash and equivalents was $2.2 million at December 31, 2016. On October 5, 2016, the Company sold 5,750,000 shares of common stock at a price of $1.00 per share. Net of underwriting discounts, commissions and offering expenses, net proceeds were approximately $5.0 million. Proceeds from the sale were used to pay down debt and general corporate purposes, including working capital.

Total debt at the end of the year was $16.7 million, down $3.0 million, or 15%, compared with $19.7 million at September 30, 2016.

Subsequent to the end of the quarter, SDP announced the sale of non-core real estate property on February 9, 2017, for net proceeds of $2.5 million. The property had been appraised in November 2016 at $2.5 million and at the time had a net asset value of $3.3 million. As a result, a $0.8 million asset impairment was recorded in the fourth quarter of 2016. The cash received from the sale was used to pay down the $2.5 million outstanding related loan balance for the property, reducing total debt to approximately $14.2 million and eliminating about $0.22 million in annual debt service. The property was purchased in a related-party transaction by Superior Auto Body and Paint, LLC (“SABP”), an entity in which the Meiers have a direct ownership interest.

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Superior Drilling Products, Inc. Achieves $2.3 million in Revenue for Fourth Quarter 2016

March 10, 2017

During the fourth quarter, the Company had capital expenditures of $38 thousand, primarily related to the build-out of the Coiled Tubing Strider tool fleet. For the year, capital expenditures were $353 thousand compared with $1.3 million in 2015. Because the Company no longer produces tools for rent its capital requirements are measurably reduced.

Outlook and 2017 Guidance

Mr. Meier, added, “We are optimistic about 2017 given the success of the Drill-N-Ream combined with the rebound in rig counts, the prospects for our new product lines and the development of new channel partners. The Coiled Tubing Strider was qualified as commercial status in January 2017 and we are taking a methodical approach in identifying the best channel partners. We believe we can achieve our goal to be cash flow positive in the second half of the year.”

Financial estimates for calendar year 2017 are expected to fall in the following ranges:

Revenue:	$11 million to $13 million

Operating margin:	3% to 5%

Interest Expense:	Approximately $950 thousand

Depreciation and Amortization:	Slightly under $4.0 million

Capital Expenditures:	Approximately $350 thousand

Webcast and Conference Call

The Company will host a conference call and live webcast today at 10:00 am MT (12:00 pm ET) to review the financial and operating results for the quarter and discuss its corporate strategy and outlook. The discussion will be accompanied by a slide presentation that will be made available immediately prior to the conference call on SDP’s website at www.sdpi.com/events. A question-and-answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8470. Alternatively, the webcast can be monitored on Superior Drilling Products’ website at www.sdpi.com/events.

A telephonic replay will be available from 1:00 p.m. MT (3:00 p.m. ET) the day of the teleconference until Friday, March 17, 2017. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13653292, or access the webcast replay via the Company’s website at www.sdpi.com, where a transcript will be posted once available.

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patented StriderTM oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field services company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Additional information about the Company can be found at its website: www.sdpi.com.

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Superior Drilling Products, Inc. Achieves $2.3 million in Revenue for Fourth Quarter 2016

March 10, 2017

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements and information that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this release, regarding our strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan, and similar expressions are intended to identify forward-looking statements, although not all forward -looking statements contain such identifying words. Certain statements in this release may constitute forward-looking statements, including statements regarding the Company’s financial position, market success with specialized tools, effectiveness of its sales efforts, success at developing future tools, and the Company’s effectiveness at executing its business strategy and plans. These statements reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, our business strategy and prospects for growth; our cash flows and liquidity; our financial strategy, budget, projections and operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein.

For more information, contact investor relations:

Deborah K. Pawlowski / Jeanne Ernst

Kei Advisors LLC

(716) 843-3908 / (716) 242-8635

dpawlowski@keiadvisors.com / jernst@keiadvisors.com

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Superior Drilling Products, Inc. Achieves $2.3 million in Revenue for Fourth Quarter 2016

March 10, 2017

Superior Drilling Products, Inc.

Consolidated Statements of Operations

(unaudited)

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,

	2016	2015	2016	2015

Revenue	$2,332,658	$2,732,663	$7,153,063	$12,706,372

Operating cost and expenses

Cost of revenue	1,148,471	1,592,311	4,473,442	6,551,679
Selling, general, and administrative expenses	1,626,628	1,307,219	5,775,760	7,080,304
Depreciation and amortization expense	912,035	1,292,520	4,291,249	4,818,548
Impairment of property, plant and equipment	840,380	-	840,380	-
Impairment of goodwill	-	7,802,903	-	7,802,903

Total operating costs and expenses	4,527,514	11,994,953	15,380,831	26,253,434

Operating loss	(2,194,856)	(9,262,290)	(8,227,768)	(13,547,062)

Other income (expense)
Interest income	78,579	74,045	313,547	293,932
Interest (expense)	(511,804)	(359,613)	(1,613,214)	(1,822,636)
Other income	49,976	54,476	237,203	240,286
Gain (loss) on sale of assets	(17,841)	710	177,611	(92,378)
Total other income (expense)	(401,090)	(230,382)	(884,853)	(1,380,796)

Loss before income taxes	(2,595,946)	(9,492,672)	(9,112,621)	(14,927,858)
Income tax benefit	-	(256,189)	(2,000)	(472,279)

Net loss	$(2,595,946)	$(9,236,483)	$(9,110,621)	$(14,455,579)

Basic loss per common share	$(0.11)	$(0.53)	$(0.48)	$(0.83)

Basic Weighted Average Common Shares Outstanding	23,771,265	17,434,922	19,155,981	17,347,306

Diluted loss Per Common Share	$(0.11)	$(0.53)	$(0.47)	$(0.83)

Diluted Weighted Average Common Shares Outstanding	24,021,265	17,434,922	19,257,074	17,347,306

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Superior Drilling Products, Inc. Achieves $2.3 million in Revenue for Fourth Quarter 2016

March 10, 2017

Superior Drilling Products, Inc.

Consolidated Balance Sheet

(unaudited)

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash	$2,241,902	$1,297,002
Accounts receivable	1,038,664	1,861,002
Prepaid expenses	76,175	179,450
Inventory	1,185,920	1,410,794
Current assets held for sale	2,490,000	-
Other current assets	13,598	-
Total current assets	7,046,259	4,748,248
Property, plant and equipment, net	9,068,359	14,655,502
Intangible assets, net	8,579,444	11,026,111
Note receivable	8,296,717	8,296,717
Other assets	15,954	28,321
Total assets	$33,006,733	$38,754,899

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,066,514	$638,593
Accrued expenses	449,004	809,765
Income tax payable	-	2,000
Current portion of capital lease obligation	217,302	332,185
Current portion of related party debt	272,215	555,393
Current portion of long-term debt	410,815	2,547,788
Current portion of long-term debt held for sale	2,494,867	88,453
Total current liabilities	4,910,717	4,974,177
Other long term liability	820,657	880,032
Capital lease obligation	-	246,090
Related party debt	-	271,190
Long-term debt	13,288,701	16,208,699
Total liabilities	19,020,075	22,580,188
Stockholders’ equity
Common stock (17,459,605 and 23,961,631)	24,120	17,460
Additional paid-in-capital	38,295,428	31,379,519
Retained earnings	(24,332,890)	(15,222,269)
Total stockholders’ equity	13,986,658	16,174,711
Total liabilities and owners’ equity (deficit)	$33,006,733	$38,754,899

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Superior Drilling Products, Inc. Achieves $2.3 million in Revenue for Fourth Quarter 2016

March 10, 2017

Superior Drilling Products, Inc.

Consolidated Statements of Cash Flows

(unaudited)

	December 31, 2016	December 31, 2015
Cash Flows From Operating Activities
Net income	$(9,110,621)	$(14,455,579)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization expense	4,291,249	4,818,548
Amortization of debt discount	112,275	567,187
Deferred tax benefit	(2,000)	(473,279)
Share - based compensation expense	783,462	564,079
Unrealized gain on warrant derivative	(28,301)	-
Warrant interest	136,025
Impairment of goodwill	-	7,802,903
Impairment of property, plant & equipment	1,054,482	-
Impairment of inventories	358,546	-
(Gain) Loss on sale of assets	(177,611)	92,378
Non-cash items	-	(224,587)
Changes in operating assets and liabilities:
Accounts receivable	822,338	2,541,999
Accounts receivable - Subcription	-
Inventory	77,384	(191,715)
Prepaid expenses and other current assets	89,677	29,484
Other assets	(10,937)	84,285
Other long-term liabilities	(59,375)	-
Net Cash (Used) Provided by Operating Activities	(1,881,782)	624,626
	-
Cash Flows From Investing Activities
Purchases of propety, plant and equipment	(352,751)	(1,284,782)
Sale of property, plant and equipment	517,385	62,000
Market value loss
Net Cash Used From Investing Activities	164,634	(1,222,782)
	-
Cash Flows From Financing Activities
Principal payments on long-term debt	(2,303,553)	(3,159,100)
Principal payments on related party debt	(268,835)	(492,452)
Principal payments on capital lease obligations	(360,971)	(292,977)
Proceeds received from long-term debt	500,000	47,299
Net Proceeds from line of credit	226,885	-
Proceeds from sale of subsidiary	50,700	-
Proceeds from payments on note receivable	22,533	-
Proceeds from Issuance of Common Stock	5,027,082	-
Debt Issuance Costs	(231,793)	-
Net Cash Used by Financing Activities	2,662,048	(3,897,230)
Net Increase (Decrease) in Cash	944,900	(4,495,386)
Cash at Beginning of Period	1,297,002	5,792,388
Cash at End of Period $	2,241,902	$1,297,002

Supplemental information:
Cash paid for interest	$1,563,280	$903,641
Warrants issued for bridge financing debt	112,024	-
Long term debt paid with stock	1,000,000	-

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Superior Drilling Products, Inc. Achieves $2.3 million in Revenue for Fourth Quarter 2016

March 10, 2017

Superior Drilling Products, Inc.

Adjusted EBITDA(1) Reconciliation

(unaudited)

	Three Months Ended
	December 31, 2016	September 30, 2016	December 31, 2015

GAAP net loss	$(2,595,946)	$(1,173,432)	$(9,236,483)
Add back:
Depreciation and amortization	912,034	932,250	1,292,520
Impairment of assets	1,050,855	-	7,802,903
Interest expense, net	433,225	294,685	285,566
Share-based compensation	249,411	157,266	127,427
(Gain) loss on sale of assets	17,841	(4,003)	(710)
Income tax (benefit) expense	-	(2,000)	(256,189)
Non-recurring expenses	-	-	241,872
Unrealized gain on warrant derivative	-	(28,301)	-

Non-GAAP adjusted EBITDA(1)	$67,420	$176,465	$256,906

GAAP Revenue	$2,332,659	$2,261,310	$2,732,663
Non-GAAP EBITDA Margin	2.9%	7.8%	9.4%

	Full Year Ended
	December 31, 2016	December 31, 2015

GAAP net loss	$(9,110,621)	$(14,455,579)
Add back:
Depreciation and amortization	4,291,249	4,818,548
Interest expense, net	1,299,667	1,528,704
Share-based compensation	783,462	564,079
Impairment of goodwill		7,802,903
Impairment of property, plant & equipment	1,054,482
Impairment of inventories	358,546
(Gain) loss on sale of assets	(177,611)	92,378
Employee Severance	-	55,000
Income tax benefit	(2,000)	(472,279)
Inventory valuation reserve	-	124,872
Unrealized gain on warrant derivative	(28,301)	-

Non-GAAP Adjusted EBITDA(1)	$(1,531,127)	$58,626

(1) Adjusted EBITDA represents net income adjusted for income taxes, interest, depreciation and amortization and other items as noted in the reconciliation table. The Company believes Adjusted EBITDA is an important supplemental measure of operating performance and uses it to assess performance and inform operating decisions. However, Adjusted EBITDA is not a GAAP financial measure. The Company’s calculation of Adjusted EBITDA should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating Adjusted EBITDA may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on it.

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